Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR DECEMBER 2021

Dallas, Texas, December 3, 2021 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.312650 per unit, payable on December 29, 2021, to unit holders of record on December 15, 2021. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for September 2021 and the gas production for August 2021. Preliminary production volumes are approximately 46,382 barrels of oil and 725,857 Mcf of gas. Preliminary prices are approximately $68.76 per barrel of oil and $3.81 per Mcf of gas. The related production months for July 2021 through the November 2021 press releases have been off by one month. The table below reflects the correction of those months previously reported in the associated press releases:

Previous Press Release Month	Reported Oil Production Month	Reported Gas Production Month	Correct Oil Production Month	Correct Gas Production Month
July 2021	March 2021	February 2021	April 2021	March 2021
August 2021	April 2021	March 2021	May 2021	April 2021
September 2021	May 2021	April 2021	June 2021	May 2021
October 2021	June 2021	May 2021	July 2021	June 2021
November 2021	July 2021	June 2021	August 2021	July 2021

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	46,382	725,857	$68.76	$3.81
Prior Month	51,158	962,512	$66.56	$3.29

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of November, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of December. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of November, approximately $3,125,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Since the close of business in November and prior to this press release, $882,000 in revenue has been received.

Approximately $670,000 for 2021 Ad Valorem taxes was deducted from this month’s distribution as compared to $722,000 this time last year. These payments are normal expenditures at this time of year.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839